Exhibit 10.12

B. Lynne Parshall Chief Operating Officer 2855 Gazelle Court, Carlsbad, CA 92010 T: 760-603-2460 F: 760-918-3592 M: 760-535-8679

November 17, 2014

Ms. Paula Soteropoulos

49 Winona Street

Peabody, MA 01960

Dear Paula:

It is my pleasure to extend to you an offer to join Isis Pharmaceuticals, Inc. as an Executive Vice President to establish a wholly owned Isis subsidiary, in Boston Massachusetts, that will be responsible for developing and commercializing Isis’ lipid franchise (“LipidCo”), and to act as President and CEO of LipidCo once established. You will report to me and initially be at Isis approximately 2 weeks per month for the first 6 months and thereafter as required.

Our first order of business will be to define together a development transition plan, an organization plan and a 2015 budget. It will also be useful to find some local space in the Boston area to initially house LipidCo.

In this position, you will receive an annual salary of $400,000, and be eligible for an increase to your base salary annually in accordance with Isis’ annual merit process plus an increase of $25,000 when LipidCo completes its initial public offering. You are also eligible for an incentive bonus targeted at 50% of your base salary under the Isis MBO program which will continue under LipidCo.

As additional incentive, the management of Isis Pharmaceuticals Inc. will grant you stock options as follows:

(1) Promptly following LipidCo’s formation, you will receive a stock option to purchase the number of shares of LipidCo’s common stock equal to 5% of LipidCo’s stock on the date of LipidCo’s formation; this 5% is part of the 18% pool of options to be used for LipidCo employees. The exercise price will be equal to the fair market value of LipidCo’s common stock on the date of grant. The LipidCo options will vest over a four-year period with a vesting commencement date equal to your date of hire at Isis and will be issued under, and subject to, the terms of LipidCo’s equity incentive plan.

(2) an option to purchase 100,000 shares of Isis common stock. The exercise price for the Isis options will be the fair market value on your first day of employment. The Isis options will be non-qualified options and vest over a four-year period with a vesting commencement date equal to your date of hire at Isis; provided the Isis options will only become exercisable if by June 30, 2017 (i) LipidCo has not completed an initial public offering or been acquired, and (ii) you forfeit your equity awards in LipidCo. In addition, the Isis options will expire and automatically terminate upon the earlier of, (a) 90 days following your discontinued service with his and LipidCo, (b) the date LipidCo completes its initial public offering, (c) the closing of acquisition of LipidCo, and (d) the seventh anniversary of your date of hire. The Isis options will be issued under and subject to the terms of Isis’ 2011 Equity Incentive Plan.

You will have the opportunity to participate in Isis’ employee benefits program while LipidCo is 100% owned by Isis. Your vacation will begin accruing at the rate of three (3) weeks per year based on your anniversary date. Please feel free to contact Shannon Devers at (760) 603-3848 if you have any questions.

Please sign below and return the original as soon as possible if you accept this offer and the terms herein. You may retain the enclosed signed copy for your records. We are anticipating a start date of Monday, December 1, 2014.

Sincerely,

/s/ B. Lynne Parshall
B. Lynne Parshall
Chief Operating Officer

Accepted and agreed:

/s/ Paula Soteropoulos	November 19, 2014	January 1, 2015
Paula Soteropoulos	Date Accepted	Start Date